Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger by and between ROCK OF AGES CORPORATION (VERMONT), a Vermont corporation (hereinafter, "Rock of Ages Vermont" or the "Surviving Corporation"), and ROCK OF AGES CORPORATION, a Delaware corporation (hereinafter, "Rock of Ages Delaware" or the "Merged Corporation").

W I T N E S S E T H:

WHEREAS, the authorized capital stock of Rock of Ages Delaware consists of 47,500,000 shares, consisting of 2,500,000 shares of preferred stock, $.01 par value per share, 30,000,000 shares of Class A Common Stock, $.01 par value per share, and 15,000,000 shares of Class B Common Stock, $.01 par value per share; the authorized capital stock of Rock of Ages Vermont consists of 47,500,000 shares, consisting of 2,500,000 shares of preferred stock, 30,000,000 shares of Class A Common Stock, and 15,000,000 shares of Class B Common Stock;

WHEREAS, the Boards of Directors of the Surviving Corporation and the Merged Corporation have determined that it would be in the best interests of both corporations to merge and thereafter carry on the business of both corporations as the business of the Surviving Corporation; and

WHEREAS, this merger is authorized by and shall be carried out in accordance with the Delaware General Corporation Law, Title 8, sec 101 et. seq. (the "DGCL"), and the Vermont Business Corporation Act ("VBCA"), Title 11A, Vermont Statutes Annotated ("VSA");

NOW, THEREFORE, in consideration of the mutual agreements herein contained and in order to prescribe the terms and conditions of the merger, the parties hereto agree as follows:

ARTICLE
MERGER

1.1              Merger.  The Merged Corporation shall be merged into the Surviving Corporation, which shall be the surviving corporation.

1.2              Continued Existence and Effect.  Except as specifically provided herein, (a) the corporate existence of the Surviving Corporation with all of its purposes, powers, objects and rights shall continue unaffected and unimpaired by the merger and (b) the corporate existence and rights of the Merged Corporation shall be merged in the Surviving Corporation and the Surviving Corporation shall be fully vested therewith. Upon the merger becoming effective, the separate existence of the Merged Corporation shall cease.

ARTICLE II
ARTICLES OF INCORPORATION AND BYLAWS

2.1              Articles of Incorporation.  The Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the merger shall continue to be the Articles of Incorporation of the Surviving Corporation unless and until amended by appropriate action of the Surviving Corporation in accordance with applicable law.

2.2              Bylaws.  The Bylaws of the Surviving Corporation as in effect immediately prior to the merger shall continue to be the Bylaws of the Surviving Corporation unless and until amended by appropriate action of the Surviving Corporation in accordance with applicable law.

ARTICLE III
DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

The incumbent directors and officers of the Surviving Corporation have been elected or appointed according to applicable law and shall continue to serve in their current capacities from the date the merger becomes effective (the "Effective Date") until their respective successors are elected or appointed and have qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, except that upon the effective date of the merger Article First of the Surviving Corporation's Articles of Incorporation shall be amended as follows: First:  The name of the Corporation is Rock of Ages Corporation ("Corporation").

ARTICLE IV
CONVERSION AND CANCELLATION OF SHARES
AND CONVERSION OF OPTIONS IN THE MERGER

4.1              Surviving Corporation's Shares Unaffected by the Merger.  The shares of the Surviving Corporation (hereinafter, the "Shares of the Surviving Corporation") heretofore authorized (whether issued or unissued, including any shares held in the Surviving Corporation's treasury) shall remain unchanged as a result of the merger and shall be deemed to be Shares of the Surviving Corporation.

4.2              Conversion of Merged Corporation's Shares.  On the Effective Date, each Class A Common Share, par value $.01 per share, of the Merged Corporation (the "Merged Corporation Class A Common Stock") authorized and issued, whether outstanding or held in the Merged Corporation's treasury; and each Class B Common Share, $.01 par value per share, of the Merged Corporation (the Merged Corporation Class B Common Stock) (such shares of the Merged Corporation being collectively referred to as "Shares of the Merged Corporation"), shall, by virtue of the merger and without any action on the part of the holders thereof, be changed and converted into (i) in the case of the Merged Corporation Class A Common Stock, one fully paid and non-assessable share of Class A Common Stock of the Surviving Corporation ("Surviving Corporation Class A Common Stock"); and (ii) in the case of the Merged Corporation Class B Common Stock, one fully paid and non-assessable share of Class B Common Stock of the Surviving Corporation (Surviving Corporation Class B Common Stock"). On the Effective Date, the share transfer books of the Merged Corporation shall be deemed closed and no transfer of Shares of the Merged Corporation shall be made thereafter.

4.3              Conversion and Adjustment of Merged Corporation Options. The Surviving Corporation shall, by appropriate corporate action as of the Effective Date, ratify, adopt and confirm, and assume all of the obligations of the Merged Corporation under, the Rock of Ages Corporation Amended and Restated 1994 Stock Plan and/or the Rock of Ages Corporation 2005 Stock Plan (the "Option Plans").  Accordingly, as of the Effective Date, each option to purchase a share of Merged Corporation Class A Common Stock shall be and become an option (the "Surviving Corporation Option") to purchase one share of Surviving Corporation Class A Common Stock at an exercise price equal to the exercise price set forth in such option.

As of the Effective Date, except as provided herein, each Surviving Corporation Option shall be exercisable upon the same terms and conditions as set forth in each option agreement relating thereto which, in accordance with the provisions hereof and the Option Plans, was converted into such Surviving Corporation Option.

ARTICLE V
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

5.1              Assets and Liabilities.  After the Effective Date:

(a)                the Surviving Corporation shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, immunities, powers and franchises (both of a public as well as of a private nature) and all of the property (real, personal and mixed) of the Merged Corporation and the title to or any interest in real estate vested in either of the corporations shall not revert or be in any way impaired by reason of the merger;

(b)               all debts due to the Merged Corporation on whatever account and other choses in action and every other interest belonging to or due to the Merged Corporation shall be taken and deemed to be transferred and vested in the Surviving Corporation;

(c)                all claims, demands, property, rights, privileges, immunities, powers, franchises and every other interest of the Merged Corporation shall be as effectively the property of the Surviving Corporation as they were of the Merged Corporation;

(d)               all debts, liabilities, duties and obligations of the Merged Corporation shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, duties and obligations had been incurred or contracted by the Surviving Corporation, so that (i) any claim existing or action or proceeding pending by or against the Merged Corporation may be prosecuted as if the merger had not taken place, (ii) the Surviving Corporation may be substituted in place of the Merged Corporation and (iii) neither the rights of creditors on or any liens upon the property of the Merged Corporation shall be impaired by the merger; and

(e)                the Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all duties and liabilities of a corporation organized under the VBCA.

5.2              Further Assurances.  As and when requested by the Surviving Corporation, or by its successors or assigns, the Merged Corporation will execute and deliver, or cause to be executed and delivered, all such deeds and instruments and will take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of the Merged Corporation acquired by the Surviving Corporation by reason or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof. In connection therewith, the officers and directors of the Merged Corporation and the officers and directors of the Surviving Corporation are fully authorized to take any and all such action.

5.3              Accounting Treatment.  The assets and liabilities of the Merged Corporation shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the Board of Directors of the Surviving Corporation. Nothing herein shall prevent the Board of Directors of the Surviving Corporation from making any further changes in its accounts in accordance with the provisions of law.

ARTICLE VI
EXECUTION

The proper officers of the Merged Corporation and the Surviving Corporation shall make, execute and file whatever certificates and documents are required by the laws of the State of Vermont and shall do all acts and things which may be in any way necessary or proper to effect this Agreement and Plan of Merger and the merger provided for herein.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their officers duly authorized all as of the 7th  day of December, 2009.

WITNESS:	Surviving Corporation:

ROCK OF AGES CORPORATION (VERMONT)
(a Vermont corporation)

By:/s/ Donald M. Labonte____________
Name: Donald M. Labonte
Title: President and CEO

Merged Corporation:

ROCK OF AGES CORPORATION
(a Delaware corporation)

By:/s/Donald M. Labonte__________
Name: Donald M. Labonte
Title: President and CEO

(Signature Page to Agreement and Plan of Merger - Rock of Ages Corporation)